Exhibit 21.1

DQE has the following direct subsidiaries, all of which are wholly or majority owned:

Duquesne Light Company, a Pennsylvania corporation

AquaSource, Inc., a Delaware corporation

DQE Energy Services, LLC, a Delaware limited liability company

DQE Financial Corp., a Delaware corporation

DQE Enterprises, Inc., a Pennsylvania corporation

DQE Systems, Inc., a Pennsylvania corporation

Duquesne Power Inc., a Pennsylvania corporation

DQE Capital Corporation, a Delaware corporation

Cherrington Insurance Ltd., a Bermuda corporation